Exhibit 99.1

FOR IMMEDIATE RELEASE
BankFinancial Corporation Reports Financial Results for the Second Quarter 2016 and
Will Host Conference Call and Webcast on August 3, 2016
Burr Ridge, Illinois – (August 1, 2016) BankFinancial Corporation (Nasdaq – BFIN) filed its Quarterly Report on Form 10-Q for the quarter ended June 30, 2016 and a Quarterly Financial and Statistical Supplement on Form 8-K with the U.S. Securities and Exchange Commission (the “SEC”) today.
BankFinancial reported net income of $831,000, or $0.04 per common share, for the three months ended June 30, 2016, compared to $2.2 million, or $0.11 per common share, for the three months ended June 30, 2015. BankFinancial reported net income of $2.7 million, or $0.14 per common shares, for the six months ended June 30, 2016, compared to $4.2 million, or $0.21 per common share, for the six months ended June 30, 2015. The decline in net income was due in part to a pre-tax charge off of $1.6 million resulting from our decision to sell three performing loans to a single borrower with a total carrying value of $16.2 million. At June 30, 2016, BankFinancial had total assets of $1.500 billion, total loans of $1.208 billion, total deposits of $1.269 billion and stockholders' equity of $207 million.
The Quarterly Report on Form 10-Q and the Quarterly Financial and Statistical Supplement will be available today on BankFinancial's website, www.bankfinancial.com, at the “Investor Relations” page, and through the EDGAR database on the SEC's website, www.sec.gov. The Quarterly Financial and Statistical Supplement includes comparative GAAP and non-GAAP performance data and financial measures for the most recent five quarters.
BankFinancial's management will review second quarter 2016 results in a conference call and webcast for stockholders and analysts on Wednesday, August 3, 2016 at 9:30 a.m. Chicago, Illinois Time. The conference call may be accessed by calling (844) 413-1780 using participant passcode 56328415. The conference call will be simultaneously webcast at www.bankfinancial.com, “Investor Relations” page. For those persons unable to participate in the conference call, the webcast will be archived through Wednesday, August 17, 2016 on our website.
BankFinancial Corporation is the holding company for BankFinancial, F.S.B., a full-service, community-oriented bank providing financial services to individuals, families and businesses through 19 full-service banking offices, located in Cook, DuPage, Lake and Will Counties, Illinois. BankFinancial Corporation's common stock trades on the Nasdaq Global Select Market under the symbol BFIN. Additional information may be found at the company’s web site, www.bankfinancial.com.
This release includes “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. A variety of factors could cause BankFinancial's actual results to differ from those expected at the time of this release. For a discussion of some of the factors that may cause actual results to differ from expectations, please refer to BankFinancial's most recent Annual Report on Form 10-K as filed with the SEC. Investors are urged to review all information contained in these reports, including the risk factors discussed therein. Copies of these filings are available at no cost on the SEC's web site at www.sec.gov or on BankFinancial's web site at www.bankfinancial.com. Forward looking statements speak only as of the date they are made, and we do not undertake to update them to reflect changes.

For Further Information Contact:
Shareholder, Analyst and Investor Inquiries:	Media Inquiries:
Elizabeth A. Doolan Senior Vice President – Finance BankFinancial Corporation Telephone: 630-242-7151	Gregg T. Adams President – Marketing & Sales BankFinancial F.S.B. Telephone: 630-242-7234